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                                                               EXHIBIT 8


           [LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P. LETTERHEAD]


                              __________ ___, 1998



Sunbelt National Bank
1160 Dairy Ashford, Suite 100
P.O. Box 55869
Houston, Texas  77255

Ladies and Gentlemen:

     We have acted as counsel to Sunbelt National Bank, a national banking association ("Sunbelt"), in connection with the planned consolidation of ___________ ___, a Texas banking corporation ("New Bank") and a wholly-owned first-tier subsidiary of Prime Bancshares, Inc., a Texas corporation ("Bancshares") with and into Sunbelt, with Sunbelt as the survivor (the "Initial Consolidation"), pursuant to a Plan of Consolidation, dated as of ___________ ___, 1998, by and between New Bank and Sunbelt (the "Initial Consolidation Agreement") and the subsequent consolidation of Sunbelt with and into Prime Bank, a Texas banking corporation ("Prime") and a wholly-owned first-tier subsidiary of IBID, Inc., a Delaware corporation ("IBID") and a wholly-owned first-tier subsidiary of Bancshares, with Prime as the survivor (the "Final Consolidation"), pursuant to a Plan of Consolidation, dated as of ___________ ___, 1998, by and between Sunbelt and Prime (the "Final Consolidation Agreement"), with the Initial Consolidation and the Final Consolidation collectively referred to herein as the "Consolidations" and the Initial Consolidation Agreement and the Final Consolidation Agreement collectively referred to herein as the "Consolidation Agreements", all as contemplated by an Agreement and Plan of Reorganization, dated as of December 30, 1997, as amended, by and among Bancshares, IBID, Prime, New Bank and Sunbelt (the "Reorganization Agreement"), pursuant to which the shareholders of Sunbelt will receive solely Bancshares Common Stock in exchange for their Sunbelt Common Stock, as described in the Registration Statement on Form S-4 filed by Bancshares with the Securities and Exchange Commission on ___________ ___, 1998 (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Reorganization Agreement.

     For purposes of the opinion set forth below, we have reviewed (i) the Reorganization Agreement, (ii) the Consolidation Agreements, (iii) the Proxy Statement/Prospectus included in the

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Sunbelt National Bank
_______________, 1998
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Registration Statement (the "Proxy Statement/Prospectus") and (iv) such other documents, records and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. Our opinion is based and conditioned upon certain statements and representations, which we have neither investigated or verified, made by certain Sunbelt shareholders and by Bancshares, New Bank and Sunbelt (the "Certified Representations"), including a representation by Sunbelt that the management of Sunbelt knows of no plan or intention by the shareholders of Sunbelt to sell, exchange, transfer, distribute or otherwise dispose of, or reduce the risk of loss relating to, any of the shares of Bancshares to be received by them in the Consolidations that would reduce Sunbelt shareholders' ownership of, or risks incident to the ownership of, Bancshares Common Shares to a number of shares having a value, as of the Effective Date, of less than 50% of the value of all the formerly outstanding stock of Sunbelt as of the same date. In addition, we have relied upon certain statements and representations contained in the Reorganization Agreement and the Consolidation Agreements, which we also have neither investigated or verified. We have assumed that all such statements and representations are true, correct, complete and not breached, and that no actions that are or would be inconsistent with such statements and representations have been or will be taken. We have also assumed that all representations in the Certified Representations made "to the knowledge of" any person or entity will be true, correct and complete as if made without such qualification.

     In addition, we have assumed that (i) the Consolidations will be consummated in accordance with the Reorganization Agreement, the Consolidation Agreements and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), (ii) the Consolidations will qualify as consolidations under the applicable laws of the United States and the State of Texas, (iii) each of Bancshares, New Bank and Sunbelt will comply with all reporting obligations with respect to the Consolidations required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder, (iv) the Reorganization Agreement, the Consolidation Agreements and all of the documents and instruments referred to therein are valid and binding in accordance with their terms and (v) there are no agreements, arrangements or understandings among any of Bancshares, Sunbelt and/or any of their subsidiaries, affiliates, or shareholders concerning the Consolidations, other than those described or referenced in the Reorganization Agreement or the Consolidation Agreements. Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions could adversely affect our opinion.

     Our opinion is based upon existing provisions of the Code, regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service ("IRS") and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. No ruling has been or will be


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Sunbelt National Bank
___________ ___, 1998
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sought from the IRS by Bancshares, New Bank or Sunbelt as to the federal income tax consequences of any aspect of the Consolidations. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

      Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that (i) the Consolidations will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and (ii) the statements contained in numbered paragraphs (a) through (e) of the section of the Proxy Statement/Prospectus entitled "THE CONSOLIDATIONS -- Federal Income Tax Consequences" are correct.

      Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Consolidations or of any transactions related to the Consolidations or contemplated by the Reorganization Agreement or the Consolidation Agreements. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Date in federal income tax law or administrative practice that may affect our opinion.

     This opinion is furnished to you as contemplated by the Reorganization Agreement and for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "SUMMARY -- Federal Income Tax Consequences" and "THE CONSOLIDATIONS -- Federal Income Tax Consequences" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.



                                           Very truly yours,